Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION
OF
URANIUM RESOURCES, INC.

Uranium Resources, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:  That the Board of Directors of the Corporation adopted resolutions setting forth the proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law (the “DGCL”). The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article I of the Restated Certificate of Incorporation of the Corporation be amended in its entirety as follows:

ARTICLE I

The name of the Corporation is Westwater Resources, Inc.

SECOND:  The Certificate of Amendment to the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

THIRD:  That except as amended hereby, the provisions of the Restated Certificate of Incorporation, shall remain in full force and effect.

FOURTH:  That this Certificate of Amendment to the Restated Certificate of Incorporation shall be effective at 12:01 am Eastern Time on August 21, 2017.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation this 16th day of August, 2017.

URANIUM RESOURCES, INC.

By:    /s/ John W. Lawrence

Name: John W. Lawrence

Title:   General Counsel and Secretary